EXHIBIT 3.1
FOR IMMEDIATE RELEASE	CONTACT:
Monday June 6, 2011	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB Financial Corp annual meeting vote results
and resignation of Interim-President and CEO
DCB Financial Corporation (“DCBF”), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (“The Bank”) announces the results of voting at its 2011 Annual Meeting of Shareholders held June 2, 2011. At the meeting, Ms. Vicki J. Lewis and Dr. Gerald L. Kremer were both elected as Class III directors of DCBF, with terms expiring at the 2014 Annual Meeting of Shareholders. The public accounting firm of Plate Moran PLLC was also ratified as outside accountants and auditors for DCBF for the upcoming year.
DCBF also announced at the meeting that as it reviews its strategic options with its financial advisors, it anticipates undertaking and implementing a number of near-term strategic initiatives directed toward enhancing shareholder value, enhancing operating efficiencies, reducing operating expenses, and addressing issues that The Bank continues to face in the current economy. Those initiatives may include potential branch closings, branch sales, and personnel reductions where appropriate, as well as internal staff reorganizations and realignments.
Chair Vicki Lewis said “These initiatives are all consistent with our ongoing focus on addressing issues which confront The Bank in the current economy while continuing to serve our customers and enhance long-term stakeholder value. Virtually all aspects of potential strategic changes and initiatives that are consistent with those goals and retain our focus on our communities are under consideration. There are no “sacred cows” in this process and we are examining, and will be implementing, a number of actions. We believe that there are operational and related efficiencies which we can gain from taking these actions which will be in the long-term best interests of The Bank, our stakeholders, and our community. These are not typical economic times, even here in Delaware County, and we are positioning ourselves to “right size” our operations in light of the overall economy, our own situation and our banking market.”
Ms. Lewis noted that “The Board of Directors and executive management have spent countless hours over the past year meeting to review and assess our situation, and working with our financial advisors to review strategic options and alternatives. We feel strongly that these near-term initiatives while not finalized in detail are appropriate for the organization and will enhance our ability to effectively compete in the markets we serve while helping to address our issues through reduction of operating costs and streamlining operations generally. More details will be provided in the coming weeks and months. While we are very pleased and happy to report positive earnings for the first quarter of 2011, we still face significant challenges ahead in addressing ongoing loan issues and must continue to make forward strides to address the issues facing the Bank in light of the present economy and continued pressure on loans”.
Ms. Lewis stressed that all options are under consideration, with the intended goal being to enhance bank efficiencies while continuing to serve the needs of Bank customers and the interests of its stakeholders.

In addition, DCBF and its wholly-owned subsidiary, The Delaware County Bank & Trust Company (“The Bank”), announce the resignation of Mr. David Folkwein, Interim President and Chief Executive Officer and a director of DCBF and The Bank, effective June 22, 2011.
Mr. Folkwein has accepted a senior executive position with another banking institution in Northwest Ohio.
Vicki J. Lewis, Chair, said “We will all miss Dave very much. He has been a fantastic leader for the Company and The Bank in these challenging times, and we sincerely wish him the very best in his new endeavors”.
Mr. Folkwein noted that he was accepting the new position and relocating to Northwest Ohio to be closer to his wife and daughter, both of whom work in Michigan and have been commuting from Central Ohio for over a year. Mr. Folkwein noted “I will miss my fellow employees and directors at The Bank, and it has been a privilege and a pleasure to serve as a member of such a fine team. It has been a very difficult decision to relocate back to Northwest Ohio where I was raised, but the long commute has been a personal challenge for me and for my family, and the opportunity to keep our family closer is one I could not pass up. I will very much miss my teammates at The Bank and my fellow directors. We have made great strides at The Bank, and I regret leaving at this time, but am comfortable that I am leaving The Bank in very good hands.”
Ms. Lewis stated that the board has commenced a search for a replacement for Mr. Folkwein.

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2009 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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